Exhibit 5.2

[Letterhead of Pietrantoni, Méndez & Alvarez, LLC]

February 15, 2019

Popular, Inc.

209 Muñoz Rivera Avenue

San Juan, PR 00918

Re: Popular, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We are counsel to Popular, Inc. (the “Company”) and have acted as such in connection with the filing by the Company of its registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”). The Registration Statement relates to 1,000,000 shares of common stock, par value $0.01 per share, of the Company, of which 800,000 shares of common stock are to be issued or delivered pursuant to the Popular, Inc. Puerto Rico Savings and Investment Plan (the “Plan”). The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

This opinion, given as of the date hereof, is based upon facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 601 of Regulation S-K under the Act as required by Item 8 of the Registration Statement.

As counsel of the Company and in rendering this opinion, we have examined the Plan documents and other related written documentation as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. In our examination, we have assumed the conformity to original documents of all documents submitted to us as photostatic copies, the genuineness of all signatures and the taking of all required corporate action in relation to the Plan.

On the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Plan are in compliance with the requirements of ERISA pertaining to such provisions.

Popular, Inc.

February 15, 2018

We are members of the bar of the Commonwealth of Puerto Rico and the opinion set forth herein is limited to matters governed by the federal laws of the United States of America. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement pursuant to the Act and the Rules and Regulations and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Pietrantoni Méndez & Alvarez LLC